Exhibit (e)(1)(i)

AMENDED SCHEDULE A

with respect to the

UNDERWRITING AGREEMENT

between

VOYA SERIES FUND, INC.

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Corporate Leaders® 100 Fund

Voya Global Multi-Asset Fund

Voya Global Target Payment Fund

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund